SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549





                                 FORM 8-K
                              CURRENT REPORT

  Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

   Date of Report (Date of earliest event)April 18, 1996





                 ASSOCIATES CORPORATION OF NORTH AMERICA
          (Exact name of registrant as specified in its charter)




            DELAWARE
(State or other jurisdiction of incorporation)

(Commission File Number)        1-6154
(I.R.S. Employer
Identification Number)          74-1494554



250 E. Carpenter Freeway, Irving, Texas                          75062-2729
(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code (214) 541-4000

Item 5.  Other Events.

Associates Corporation of North America (the "Company") recorded net earnings for the three months ended March 31, 1996 of $193.8 million, compared with $166.0 million a year earlier, a 17% increase. Earnings before provision for income taxes increased 19% to $308.8 million for the period compared with $259.6 million for the prior year.

Total assets at March 31, 1996, were $38.2 billion, an increase of 16% from $33.0 billion a year ago. Foreign assets, managed by the Company on behalf of its ultimate parent corporation, Ford Motor Company, were $4.2 billion. The results and assets of these foreign operations are not included in those of the Company.

Revenue for the period increased 15% to $1.5 billion, compared with $1.3 billion in the prior-year period. Net finance receivables outstanding at March 31, 1996 were $37.6 billion, compared with $32.2 billion for the prior-year period, a 17% increase.

Consumer finance net receivables outstanding were $25.6 billion at March 31, 1996, up 16% from the $22.1 billion reported for the prior-year period. Consumer finance net volume for the period was $5.8 billion. Consumer finance receivables consist of home equity receivables, personal loans, sales financing of manufactured housing and consumer durable goods, and credit card participations in receivables.

Commercial finance net receivables outstanding totaled $12.0 billion at March 31, 1996, up 18% from the $10.1 billion reported a year ago. Commercial finance net volume for the period was $3.1 billion. Commercial finance receivables result from the sales financing and leasing of transportation, construction, communications and other industrial equipment. The Company is also a provider of automobile club and relocation services.

The Company's ratio of net losses to average net receivables increased across most of its portfolios during the first three months of 1996 compared to the same period in the prior year, principally as a result of less favorable trends in economic conditions. Sixty plus days contractual delinquency was higher at March 31,1996 compared to December 31, 1995, but has declined each month since January 1996. While contractual delinquency has moderated since January, the increase in net credit losses and the uncertainty in economic conditions led the Company to increase its allowance for losses to 3.21% of net receivables at March 31, 1996.

Revenue from insurance premiums for the period was $81.6 million. The insurance operation is principally engaged in underwriting credit life, credit accident and health, and property and casualty insurance for customers of the finance operations.

Certain unaudited financial information is as follows (dollar mounts in millions):

                                          Three Months Ended or at
                                                  March 31
                                         ------------------------       %
                                          1996            1995        Increase
                                        ----            ----        --------
EARNINGS BEFORE PROVISION
   FOR INCOME TAXES                    $   308.8        $   259.6        19%

NET EARNINGS                               193.8            166.0        17

STOCKHOLDERS' EQUITY                     4,622.4          3,961.0        17

NET FINANCE RECEIVABLES
   Consumer Finance                    $25,578.0        $22,072.2        16
   Commercial Finance                   11,998.8         10,174.1        18
                                        --------         --------
     Total Net Finance Receivables     $37,576.8        $33,246.3        17
                                        ========         ========

TOTAL ASSETS                           $38,165.9        $33,013.7        16
   60+ days contractual deliquency        1.79%             1.40%

NET CREDIT LOSSES TO AVERAGE NET
   RECEIVABLES                            1.74              1.64

ALLOWANCE FOR LOSSES ON FINANCE
   RECEIVABLES                            3.21              3.02         24

NET FINANCE VOLUME
   Consumer Finance                    $ 5,799.5        $ 4,858.1        19
   Commercial Finance                    3,107.2          2,918.7         6
                                         --------         -------
   Total Net Finance Volume            $ 8,906.7        $ 7,776.8        15
                                         =======          =======

NUMBER OF BRANCHES                       1,575            1,495           5

NUMBER OF EMPLOYEES                     14,885           13,744           8


                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             ASSOCIATES CORPORATION OF NORTH AMERICA




                            By: /s/ C. D. LONGENECKER
                             Executive Vice President
                             and General Counsel



Date: April 18, 1996